Exhibit 99.1

[Logo of Michael Foods, Inc.]

NEWS

301 Carlson Parkway ■ Suite 400 ■ Minnetonka, MN 55305 ■ (952) 258-4000 FAX (952) 258-4911 Visit Michael Foods, Inc. on the Internet: www.michaelfoods.com

CONTACT:	Mark D. Witmer Treasurer & Secretary (952) 258-4906

For Immediate Release

DAVID S. JOHNSON JOINS MICHAEL FOODS AS EXECUTIVE OFFICER

MINNETONKA, March 26 — Michael Foods, Inc. today announced the hiring of David S. Johnson as President, Chief Operating Officer and Chief Executive Officer-Elect. Johnson, 50, was formerly the President of Kraft Foods North America, where he spent 20 years, and previously worked at R.J.R. Nabisco. Mr. Johnson joins Michael Foods on April 2, 2007. The Company’s President and Chief Operating Officer position has been vacant since last summer. Gregg A. Ostrander, Chairman and C.E.O., was re-appointed President in August 2006 upon the death of the Company’s then-President and Chief Operating Officer.

Commenting on the appointment of Mr. Johnson, Mr. Ostrander said, “We are delighted to have an executive of Dave Johnson’s caliber join us. Dave’s record as an executive in the food industry is outstanding. I look forward to working with Dave as we chart the future growth of Michael Foods.”

Allan Raymond of the executive search firm Stone Murphy assisted Michael Foods in the recruitment of Mr. Johnson.

Michael Foods, Inc. is a diversified food processor and distributor with particular interests in egg products, refrigerated grocery products and refrigerated potato products. Principal subsidiaries include M. G. Waldbaum Company, Papetti’s Hygrade Egg Products, Inc., Crystal Farms Refrigerated Distribution Company and Northern Star Co.

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03-26-07